UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2018

First Capital Investment Corporation

(Exact Name of Registrant as Specified in Its Charter)

Maryland	814-01137	47-1709055
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

 410 Park Avenue

 14th Floor

New York, NY 10022

(Address of principal executive offices)

(646) 512-9054

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of Paul Saint-Pierre from his Appointment as Interim Interested Director and Chairman of the Board, Chief Financial Officer, Treasurer and Secretary to Senior Advisor

On March 27, 2018, Paul Saint-Pierre, the nominated interim Interested Director, Chairman of the Board of Directors (the “Board”), Chief Financial Officer (“CFO”), Treasurer and Secretary of First Capital Investment Corporation (the “Company”), confirmed in writing a transition away from those appointments to the Board and management of the Company and towards a modified role as Senior Advisor to the Company, effective as of such date.  Mr. Saint-Pierre’s confirmation of the transition thus rendered the previous appointments, announced on March 14, 2018, of no effect, as they were only scheduled to enter into force as of March 31, 2018.  Mr. Saint-Pierre has been working with the Company over the past few months and added considerable value through his strategic counsel and oversight as an advisor, so his new role is welcomed by the current management of the Company.  Mr. Saint-Pierre’s confirmation of this transition was not related to any disagreement with the Company’s operations, policies or practices.

Following the above-mentioned transition, the Company retained the vacancy for the position of Director and Chairman of the Board, which positions shall be filled at such time as the Company deems it in its best interests to do so.

Appointment of David Lessen as Chief Financial Officer, Treasurer and Secretary

On March 29, 2018, the Board appointed David Lessen as CFO, Treasurer and Secretary of the Company. Dr. Lessen is optimally positioned to oversee all financial management and strategy given a deep expertise including more than 25 years of financial experience, of which 12 years were focused on healthcare. Among Dr. Lesson’s strengths are a history of successfully-placed capital raises, strategic partnership building especially in healthcare and a strong pedigree in financial oversight. There are no other arrangements or understandings of any kind between Dr. Lessen and any other person pursuant to which he was appointed to serve as an officer of the Company, nor are there any family relationships between Dr. Lessen and any of the Company’s directors, executive officers or other key officers. Dr. Lessen has not had any direct or indirect material interests in any transaction with the Company or to which the Company is a party, or in any currently proposed transaction with the Company or to which the Company is a party.

Biographical Information for the New Chief Financial Officer, Treasurer and Secretary

The biographical information of Dr. Lessen is set forth below:

David Lessen. David Lessen, Ph.D., has over 25 years of financial experience, 12 of those years are healthcare sector related. He was previously the Chief Financial Officer and member of the Board of Directors of Cerebral Assessment Systems where he sourced and managed investment banking relationships, led capital raising and strategic partnership initiatives, restructured the company’s debt, and oversaw treasury and accounting activities. Cerebral Assessment Systems produced Cognivue, the first FDA cleared medical device for the detection and measurement of dementia and cognitive impairment. Concurrently, Dr. Lessen was a Managing Director at Atlas Financial Partners, which advises on and structures solutions to the risks associated with its corporate clients’ benefits related financial liabilities.

Previously, Dr. Lessen was a Managing Director at Broadpoint Gleacher, a Managing Director at UBS Investment Bank and held various capital markets roles at Zurich Capital Markets, JP Morgan, Toronto Dominion and Goldman Sachs.

Dr. Lessen received both a BSc in Mechanical Engineering and a Master’s degree in Aerospace Engineering from Cornell University. He received a Ph.D. in Theoretical and Applied Mechanics from Rensselaer Polytechnic Institute and an MBA from Cornell University’s Johnson Graduate School of Management.

The Company has determined that Dr. Lessen’s extensive experience serving as Chief Financial Officer and Member of the Board of Directors of multiple companies and his years in the healthcare and finance industry have provided him with the knowledge, experience and skills to serve his positions on the management of the Company.

Resignation of Jeffrey Silverman as Chief Compliance Officer

On March 29, 2018, Jeffrey Silverman, the Chief Compliance Officer (“CCO”) of the Company submitted his resignation as officer thereof, effective as of such date. The departure of Mr. Silverman was not related to any disagreement with the Company’s operations, policies or practices.

Appointment of Derek Taller as President, Chief Compliance Officer and Anti-Money Laundering Officer

On March 29, 2018, the Board appointed Derek Taller as President, CCO and Anti-Money Laundering Officer of the Company. Such appointment is effective as of March 30, 2018. Dr. Taller is also the CEO of the Company, and a director and officer in FCIC Advisors LLC, the Advisor to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2018
First Capital Investment Corporation

/s/ Derek Taller
Derek Taller
Chief Executive Officer